Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-204330) of RetailMeNot, Inc.,
(2) Registration Statement (Form S-8 No. 333-195843) of RetailMeNot, Inc., and
(3) Registration Statement (Form S-8 No. 333-190465) of RetailMeNot, Inc.

pertaining to the 2013 Employee Stock Purchase Plan, the 2013 Equity Incentive Plan, and the 2007 Stock Plan of RetailMeNot, Inc. of our reports dated February 19, 2016, with respect to the consolidated financial statements of RetailMeNot, Inc. and the effectiveness of internal control over financial reporting of RetailMeNot, Inc. included in this Annual Report (Form 10-K) of RetailMeNot, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Austin, Texas

February 19, 2016